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                                                                       EXHIBIT 4



                        RELEASE & SATISFACTION AGREEMENT


          THIS IS A RELEASE AND SATISFACTION AGREEMENT ("this Agreement") made by The Paideia School, Incorporated, a Georgia nonprofit corporation ("Paideia") and by which Paideia (on behalf of itself, its successors and assigns) for good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, and for the benefit of the person referred to below and his heirs and assigns, hereby acknowledges and agrees as follows:

          1. Obligations Satisfied. All obligations of Kenan Loomis, a resident of the State of Georgia ("Loomis") to Paideia (the "Obligations") represented by the Promissory Note in the original principal amount of Two Hundred Eighty Thousand Seven Hundred Fourteen and 43/100 Dollars ($280,714.43) made by Loomis to the order of K. Terry Dornbush, a resident the State of Georgia ("Dornbush") dated December 13, 1998, and assigned by Dornbush to Paideia on February 11, 1999, have been paid in full and satisfied, and Paideia has no further claim whatsoever for payments with respect to the Obligations or rights with respect to such promissory note. Paideia shall immediately mark such promissory note or other evidence of such indebtedness "Paid in Full - Cancelled", date and sign such cancellation legend, and then return such cancelled promissory note to Loomis.

          2. Further Assurances. Paideia will execute and deliver to Loomis such other documents as he or an heir or assign of his shall reasonably request to evidence the foregoing releases.

          3. Due Authorization. Paideia hereby represents, warrants, covenants and agrees that Paideia's execution, delivery and performance of this Agreement have been duly authorized by all necessary action (if any), do not and will not violate its articles of incorporation or bylaws, any applicable statute, regulation or rule or any contract binding upon it, and that this Agreement constitutes a valid and binding obligation of Paideia, enforceable in accordance with its terms.

          4.  Miscellaneous.

              (a) Assignment; Binding Nature. This Agreement is binding upon the parties and their respective legal representatives, heirs, devisees, legatees or other successors and assigns and inures to the benefit of the parties and their respective permitted legal representatives, heirs, devisees, legatees or other permitted successors and assigns.

              (b) Rules of Construction & Certain Definitions. Whenever the context so requires, the singular includes the plural, the plural includes the singular, and the gender of any
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Release & Satisfaction Agreement
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as a matter of convenience and are not part of this Agreement and do not affect the intent of its provisions. The parties agree (i) that "applicable law" means each provision of any constitution, statute, law, rule, regulation, decision, order, decree, judgment, release, license, permit, stipulation or other official pronouncement enacted, promulgated or issued by any governmental authority or arbitrator or arbitration panel; (ii) that "including" and other words or phrases of inclusion, if any, shall not be construed as terms of limitation, so that references to "included" matters shall be regarded as non-exclusive, non-characterizing illustrations; (iii) that "party," "parties," "parties to this Agreement" and variations of such means each or all, as appropriate, of the persons who have executed and delivered this Agreement, each permitted successor or assign of such a party, and when appropriate to effect the binding nature of this Agreement for the benefit of another party, any other successor or assign of such a party; and (iv) that "this Agreement" includes any amendments or other modifications and supplements, and all exhibits, schedules and other attachments, to it.

          (c) Remedies. The remedies of a party provided in this Agreement are cumulative and do not exclude any other remedies to which any party may be lawfully entitled, under this Agreement or applicable law, and the exercise of a remedy is not an election excluding any other remedy (any such claim by the other party being hereby waived).

          (d) Controlling. This Agreement is governed by, and shall be construed and enforced in accordance with the laws of the State of Georgia, except the laws of the State that would render such choice of law ineffective.

          (e) Copies. This Agreement may be executed in two or more copies, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or its terms to produce or account for more than one of such copies.

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Release & Satisfaction Agmt
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          DULY EXECUTED and delivered by the parties, effective as of February
11, 1999.


                         THE PAIDEIA SCHOOL

                         By: /s/
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                         Its:  Chairman
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                         KENAN LOOMIS

                         /s/ KENAN LOOMIS
                            -------------------------------------------